Exhibit 10.57

U.S.I. Holdings Corporation

Restricted Stock Award Notice

You have been granted restricted shares of Common Stock of U.S.I. Holdings Corporation (the “Company”) under the 2002 Equity Incentive Plan, on the following terms:

Name of Recipient:

Total Number of Shares Granted:

Fair Market Value per Share at Grant:

Total Fair Market Value of Award at Grant:

Date of Grant/Vesting Commencement Date:

Vesting Schedule:

By the signature of the Company’s representative below, and your signature on the following page, you and the Company agree that these shares are granted under and governed by the terms and conditions of the U.S.I. Holdings Corporation 2002 Equity Incentive Plan (the “Plan”, available on the Company’s Intranet) as well as the Restricted Stock Agreement, attached to and made a part of this document.

Given under the Common Seal of the
Company/By Order of the Board of Directors

David L. Eslick
Chairman, President and Chief Executive Officer

Restricted Stock Award Agreement

Payment for Shares: No payment is required for the shares you receive.

Vesting: The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award. In addition, the shares vest in full if the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates.

No additional shares will vest after your Service has terminated for any reason.

Shares Restricted: Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture: If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You will receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence: For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave, the Company’s leave of absence policy or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates: Your Restricted Shares will be held for you by the Company. After shares have vested, a stock certificate for those shares will be released to you. Regardless of whether the shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Restricted Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

Voting Rights: You may vote your Restricted Shares even before they vest.

Dividends: You are entitled to any dividends declared on the Restricted Shares even before they vest.

Withholding Taxes: No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include the withholding shares of Company stock that otherwise would be issued to you when they vest.

Restrictions on Resale: By signing this Agreement, you agree not to sell any shares at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights: Your award or this Agreement do not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments: In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Applicable Law: This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements: The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

RECIPIENT:

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